Exhibit 21.1

OPGEN, INC.

The following is a list of subsidiaries of OpGen, Inc. as of December 31, 2024:

Name	Jurisdiction of Incorporation
CapForce International Holdings Ltd. (“CapForce”)	Labuan, Malaysia